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                                                                    EXHIBIT 23.6

PERSONAL AND CONFIDENTIAL
-------------------------

January 21, 1999

Special Committee of Board of Trustees
Pacific Retail Trust
100 Congress Avenue
Suite 930
Austin, TX  78701

Re: Amendment No. 3 to Registration Statement (File No. 333-65491) of Regency Realty Corporation

Gentlemen:

Reference is made to our opinion letter dated September 23, 1998 with respect to the fairness from a financial point of view to the holders (excluding Security Capital U.S. Realty, a Luxembourg corporation ) of the outstanding common shares of beneficial interest, par value $.01 per share (the "Shares"), of Pacific Retail Trust (the "Company") of the exchange ratio of .480 shares of common stock, par value $.01 per share, of Regency Realty Corporation ("Regency") to be received for each Share pursuant to the Agreement and Plan of Merger dated as of September 23, 1998 by and between Regency and the Company.

The foregoing opinion letter is provided for the information and assistance of the Special Committee of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted, or otherwise referenced for any other purpose, nor is it to be filed with, included in or referenced in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "The Merger - Opinion of Pacific Retail's Financial Advisor" and "SUMMARY - The Merger - Opinion of Pacific Retail's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement and Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other


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Pacific Retail Trust
January 21, 1999
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document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       Very truly yours,

                                       GOLDMAN, SACHS & CO.